Exhibit 4.5

COLLATERAL TRUST AGREEMENT

dated as of June 23, 2011

among

GOODMAN NETWORKS INCORPORATED,

as Company

the Guarantors from time to time party hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee under the Indenture,

the other Parity Lien Debt Representatives

from time to time party hereto,

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Trustee

i

ii

This Collateral Trust Agreement (as amended, supplemented, amended and restated or otherwise modified form time to time in accordance with Section 7.1 hereof, this “Agreement”) is dated as of June 23, 2011 and is by and among Goodman Networks Incorporated, a Texas corporation (“Company”), the Guarantors from time to time party hereto, Wells Fargo Bank, National Association, as trustee (in such capacity and together with its successors in such capacity, the “Trustee”), the other Parity Lien Debt Representatives from time to time party hereto, and U.S. Bank National Association, as Collateral Trustee (in such capacity and together with its successors in such capacity, the “Collateral Trustee”).

RECITALS

Company intends to issue 12.125% Senior Secured Notes due 2018 (together with any additional notes issued under the Indenture (as defined below), the “Notes”) in an aggregate principal amount of $225,000,000 pursuant to an Indenture dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Indenture”) among Company, the Guarantors party thereto from time to time and the Trustee.

Company and the Guarantors intend to secure the Obligations under the Notes, the Guarantees of the Notes and the Indenture and any future Parity Lien Obligations, with Liens on all present and future Collateral to the extent that such Liens have been provided for in the applicable Parity Lien Security Documents.

This Agreement sets forth the terms on which each Parity Lien Secured Party has appointed the Collateral Trustee to act as the Collateral Trustee for the present and future holders of the Parity Lien Obligations to receive, hold, maintain, administer and distribute the Collateral at any time delivered to the Collateral Trustee or the subject of the Parity Lien Security Documents, and to enforce the Parity Lien Security Documents and all interests, rights, powers and remedies of the Collateral Trustee with respect thereto or thereunder and the Proceeds thereof.

Capitalized terms used in this Agreement have the meanings assigned to them above, in Article 1 below or, to the extent not otherwise defined herein, in the Intercreditor Agreement (as defined in Article 1 below).

AGREEMENT

In consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

SECTION 1.1 Defined Terms.

The following terms will have the following meanings:

“Act of Required Parity Lien Debtholders” means, as to any matter at any time a direction in writing delivered to the Collateral Trustee (i) by the Parity Lien Debt Representative of each applicable Series of Parity Lien Debt and/or (ii) the holders of Parity Lien Obligations, in the case of clause (i) and/or (ii), as the case may be, representing the Required Parity Lien Debtholders. For purposes of this definition, (a) Parity Lien Obligations registered in the name of, or beneficially owned by, Company or any Affiliate of Company will be deemed not to be outstanding, and (b) each written direction provided pursuant hereto will be determined in accordance with the voting provisions set forth in Section 7.2 of this Agreement.

“Additional Parity Lien Debt” has the meaning set forth in Section 3.8(b).

“Additional Parity Lien Designation” means a notice in substantially the form of Exhibit A.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the manager or managers, or if there are no managers of such limited liability company, the managing member or members or any controlling committee of managing members thereof, as the case may be; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the ABL Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Collateral Trustee” has the meaning set forth in the preamble.

“Collateral Trust Joinder” means (i) with respect to the provisions of this Agreement relating to any Additional Parity Lien Debt, an agreement substantially in the form of Exhibit B, and (ii) with respect to the provisions of this Agreement relating to the addition of additional Guarantors, an agreement substantially in the form of Exhibit C.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Company (unless otherwise provided in the Indenture).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date hereof.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each person who has Guaranteed payment of any Parity Lien Obligations.

“Hedging Obligations” means, with respect to Company or any Guarantor, any obligations of such Company or Guarantor owed to any ABL Creditor (or any of its affiliates) in respect of any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Indebtedness” means, with respect to Company or any Guarantor, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” means any and all liabilities (including all environmental liabilities), obligations, losses, damages, penalties, actions, judgments, suits, costs, taxes, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, performance, administration or enforcement of this Agreement or any of the other Parity Lien Security Documents, including any of the foregoing relating to the use of proceeds of any Parity Lien Obligations or the violation of, noncompliance with or liability under, any law (including environmental laws) applicable to or enforceable against Company, any of its Subsidiaries or any Guarantor or any of the Collateral and all reasonable costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnitee) incurred by any Indemnitee in connection with any claim, action, investigation or proceeding in any respect relating to any of the foregoing, whether or not suit is brought.

“Indemnitee” has the meaning set forth in Section 7.10(a).

“Indenture” has the meaning set forth in the recitals.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof among the ABL Agent, Collateral Trustee and the Grantors from time to time party thereto, as the same may be amended, supplemented, modified or amended and restated from time to time in accordance with the terms thereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Notes” has the meaning set forth in the recitals.

“Note Guarantee” means the Guarantee by each Guarantor of Company’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Obligations” means (a) any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency Proceeding at the rate, including any applicable post-default rate, specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Parity Lien Obligations and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Company and the Guarantors under the documentation governing any Parity Lien Obligations.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the General Counsel, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Company.

“Officers’ Certificate” means a certificate signed on behalf of Company by any two Officers of Company, one of whom must be the chief executive officer, the chief financial officer, the treasurer or the principal accounting officer of Company.

“Parity Lien” means any Lien created, or intended to be created, pursuant to the Parity Lien Security Documents.

“Parity Lien Debt Representative” means:

(1) in the case of the Notes, the Trustee; or

(2) in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (A) is appointed to act for the holders of such Series of Parity Lien Debt (for purposes related to the administration of the Parity Lien Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (B) that has become a party to this Agreement by executing a Collateral Trust Joinder.

“Parity Lien Default” means any event or condition which, under the terms of the Indenture or any credit agreement, indenture or other agreement governing any Series of Parity Lien Debt causes, or permits holders of Parity Lien Obligations outstanding thereunder to cause, at such time, the entire principal amount of the Parity Lien Obligations outstanding thereunder to become immediately due and payable and all commitments to extend credit thereunder to be terminated.

“Parity Lien Documents” means the Intercreditor Agreement and each other “Collateral Trust Document” as such term is defined in the Intercreditor Agreement.

“Parity Lien Obligations” has the meaning assigned to the term “Collateral Trust Obligations” in the Intercreditor Agreement; provided that, other than with respect to the Notes issued under the Indenture on the date thereof (including any exchange notes) and any Note Guarantees in respect thereof:

(a)	on or before the date on which additional notes are issued or Indebtedness is incurred by Company or guarantees incurred by such Guarantor, such additional notes, guarantees or other Indebtedness, as applicable, is designated by Company, in an Additional Parity Lien Designation delivered to the Collateral Trustee, as “Parity Lien Obligations” for the purposes of the Parity Lien Documents; provided that no Series of Parity Lien Debt may be designated as both ABL Obligations and Parity Lien Obligations;

(b)	the Parity Lien Debt Representative for such Indebtedness executes and delivers a Collateral Trust Joinder in accordance with Section 3.8(b); and

(c)	all requirements set forth in this Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such additional notes, guarantees or other Indebtedness or Obligations of the Company or such Guarantor in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Company delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such notes, guarantees or such other Indebtedness are “Parity Lien Obligations”).

“Parity Lien Secured Debt Agreement” has the meaning assigned to the term “Collateral Trust Secured Debt Agreement” in the Intercreditor Agreement, and includes, without limitation, the Indenture.

“Parity Lien Secured Parties” has the meaning assigned to the term “Collateral Trust Secured Parties” in the Intercreditor Agreement.

“Parity Lien Security Documents” means this Agreement, all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Company or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, for the benefit of any of the Parity Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.1.

“Permitted Prior Liens” means those Liens which, under each of the Parity Lien Documents, are permitted to be incurred on a priority basis to the Parity Liens.

“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Collateral Trust Principal Debt then outstanding, calculated in accordance with the provisions of Section 7.2. For purposes of this definition, Collateral Trust Principal Debt registered in the name of, or beneficially owned by, any issuer thereof, any guarantor thereof or any Affiliate of any issuer or any guarantor thereof will be deemed not to be outstanding.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Series of Parity Lien Debt” means, severally, the Notes and each other issue or series of Parity Lien Obligations for which a single transfer register is maintained.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the applicable Parity Lien Secured Debt Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Trust Estate” has the meaning set forth in Section 2.1.

“Trustee” has the meaning set forth in the recitals.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

SECTION 1.2 Rules of Interpretation.

(a) All terms used in this Agreement that are defined in Article 9 of the Uniform Commercial Code and not otherwise defined herein have the meanings assigned to them in Article 9 of the Uniform Commercial Code.

(b) Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented, amended and restated, or otherwise modified and in effect from time to time or replaced in accordance with the terms of this Agreement.

(c) The use in this Agreement or any of the other Parity Lien Security Documents of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d) References to “Sections,” “clauses,” “recitals” and the “preamble” will be to Sections, clauses, recitals and the preamble, respectively, of this Agreement unless otherwise specifically provided. References to “Articles” will be to Articles of this Agreement unless otherwise specifically provided. References to “Exhibits” and “Schedules” will be to Exhibits and Schedules, respectively, to this Agreement unless otherwise specifically provided.

(e) Notwithstanding anything to the contrary in this Agreement, any references contained herein to any section, clause, paragraph, definition or other provision of the Indenture (including any definition contained therein) shall be deemed to be a reference to such section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided, that any reference to any such section, clause, paragraph or other provision shall refer to such section, clause, paragraph or other provision of the Indenture (including any definition contained therein) as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Indenture and (2) approved by an Act of Required Parity Lien Debtholders if required in a writing delivered to the Collateral Trustee and, in the case of any Act of Required Parity Lien Debtholders given by the holders of Parity Lien Obligations, the Parity Lien Debt Representatives of the applicable Series of Parity Lien Debt. Notwithstanding the foregoing, whenever any term used in this Agreement is defined or otherwise incorporated by reference to the Indenture, such reference shall be deemed to have the same effect as if such definition or term had been set forth herein in full and such term shall continue to have the meaning established pursuant to the Indenture notwithstanding the termination or expiration of the Indenture or redemption of all Obligations evidenced thereby.

(f) This Agreement and each of the other Parity Lien Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Parity Lien Security Documents.

(g) In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any other Parity Lien Document (other than the Intercreditor Agreement), the terms and provisions of this Agreement shall supersede and control the terms and provisions of such other Parity Lien Document (other than the Intercreditor Agreement). In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall supersede and control the terms and provisions of this Agreement.

ARTICLE 2. THE TRUST ESTATE

SECTION 2.1 Declaration of Trust.

To secure the payment of the Parity Lien Obligations and in consideration of the mutual premises and agreements set forth in this Agreement, Company and each Guarantor hereby confirms the grant to the Collateral Trustee, and the Collateral Trustee hereby accepts and agrees to hold, in trust under this Agreement for the benefit of all present and future holders of Parity Lien Obligations, all of Company’s or such Guarantor’s right, title and interest in, to and under all Collateral now or hereafter granted to the Collateral Trustee under any Parity Lien Security Document for the benefit of the holders of Parity Lien Obligations (such grant, together with all of the Collateral Trustee’s right, title and interest in, to and under the Parity Lien Security Documents, and all interests, rights, powers and remedies of the Collateral Trustee thereunder or in respect thereof and all cash and non-cash proceeds thereof, collectively, the “Trust Estate”).

The Collateral Trustee and its successors and assigns under this Agreement will hold the Trust Estate in trust for the benefit solely and exclusively of all present and future holders of Parity Lien Obligations as security for the payment of all present and future Parity Lien Obligations (the “Trust”).

Notwithstanding the foregoing, if at any time:

(1) all Liens securing the Parity Lien Obligations have been released as provided in Section 4.1;

(2) the Collateral Trustee holds no other property in trust as part of the Trust Estate;

(3) no monetary obligation (other than indemnification and other contingent obligations not then due and payable and letters of credit that have been cash collateralized as provided in the definition of Collateral Trust Obligations Payment Date) is outstanding and payable under this Agreement to the Collateral Trustee or any of its co-trustees or agents (whether in an individual or representative capacity); and

(4) Company delivers to the Collateral Trustee an Officers’ Certificate stating that all Parity Liens of the Collateral Trustee have been released in compliance with all applicable provisions of the Parity Lien Documents and that Company and the Guarantors are not required by any Parity Lien Document to grant any Parity Lien upon any property, then the Trust arising hereunder will terminate (subject to any reinstatement pursuant to Sections 3.8(e) or 7.20 hereof), except that all provisions set forth in Sections 7.9 and 7.10 that are enforceable by the Collateral Trustee or any of its co-trustees or agents (whether in an individual or representative capacity) will remain enforceable in accordance with their terms.

The parties further declare and covenant that the Trust Estate will be held and distributed by the Collateral Trustee subject to the further agreements herein and in the Intercreditor Agreement.

SECTION 2.2 Discretion in Enforcement of Parity Liens.

(a) Subject to the terms of the Intercreditor Agreement and Article 5 hereof, in exercising rights and remedies with respect to the Collateral, the Parity Lien Debt Representatives may enforce (or refrain from enforcing) or instruct the Collateral Trustee to enforce the provisions of the Parity Lien Documents and exercise (or refrain from exercising) or instruct the Collateral Trustee to exercise remedies thereunder or any such rights and remedies, all in such order and in such manner as they may determine in the exercise of their sole and exclusive discretion, in each case, in accordance with the provisions hereof, including:

(1) the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral and/or the Parity Lien Obligations;

(2) the enforcement or forbearance from enforcement of any Parity Lien in respect of the Collateral;

(3) the exercise or forbearance from exercise of rights and powers of a holder of shares of stock included in the Trust Estate to the extent provided in the Parity Lien Documents;

(4) the acceptance of the Collateral in full or partial satisfaction of the Parity Lien Obligations; and

(5) the exercise or forbearance from exercise of all rights and remedies of a secured lender under the Uniform Commercial Code or any similar law of any applicable jurisdiction or in equity.

SECTION 2.3 Discretion in Enforcement of Parity Lien Obligations.

(a) Subject to the terms of the Intercreditor Agreement, but without in any way limiting the generality of Section 2.2, the holders of Parity Lien Obligations and the Parity Lien Debt Representatives may, at any time and from time to time, do any one or more of the following:

(1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Parity Lien Obligations, or otherwise amend or supplement in any manner the Parity Lien Obligations, or any instrument evidencing the Parity Lien Obligations or any agreement under which the Parity Lien Obligations are outstanding;

(2) release any Person liable in any manner for the collection of the Parity Lien Obligations;

(3) release the Parity Lien on any Collateral; and

(4) exercise or refrain from exercising any rights against Company and/or any Guarantor.

SECTION 2.4 Collateral Shared Equally and Ratably.

The parties to this Agreement agree that the payment and satisfaction of all of the Parity Lien Obligations will be secured equally and ratably by the Parity Liens established in favor of the Collateral Trustee for the benefit of the Parity Lien Secured Parties, notwithstanding the time of incurrence of any Parity Lien Obligations or time or method of creation or perfection of any Liens securing such Parity Lien Obligations.

ARTICLE 3. OBLIGATIONS AND POWERS OF COLLATERAL TRUSTEE

SECTION 3.1 Undertaking of the Collateral Trustee.

(a) Subject to, and in accordance with, this Agreement, including without limitation Article 5 and the Intercreditor Agreement, the Collateral Trustee will, as collateral trustee, for the benefit solely and exclusively of the present and future Parity Lien Secured Parties when properly directed by an Act of Required Parity Lien Debtholders and, if required by the Collateral Trustee, indemnified to its satisfaction:

(1) accept, enter into, hold, maintain, administer and enforce all Parity Lien Security Documents, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations hereunder and under the Parity Lien Security Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Parity Lien Security Documents;

(2) take all lawful and commercially reasonable actions as directed in such direction if permitted under the Parity Lien Security Documents (or as it may deem necessary or advisable) to protect or preserve its interest in the Collateral;

(3) deliver and receive notices pursuant to this Agreement and the Parity Lien Security Documents;

(4) sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Parity Lien Security Documents and its other interests, rights, powers and remedies;

(5) remit as provided in Section 3.4 all cash proceeds received by the Collateral Trustee from the collection, foreclosure or enforcement of its interest in the Collateral under the Parity Lien Security Documents or any of its other interests, rights, powers or remedies;

(6) execute and deliver amendments to the Parity Lien Security Documents as from time to time authorized pursuant to Section 7.1 when such amendments are accompanied by an Officers’ Certificate and Opinion of Counsel to the effect that the amendment was permitted under Section 7.1; provided that, for the avoidance of doubt, no Act of Required Parity Lien Debtholders shall be required for an amendment that is made in accordance with Section 7.1(e);

(7) release any Lien granted to it by any Parity Lien Security Document upon any Collateral if and as required by Sections 3.2 or 4.1; and

(8) enter into and perform its obligations and protect, exercise and enforce its interest, rights, powers and remedies under the Intercreditor Agreement.

(b) Each party to this Agreement acknowledges and consents to the undertaking of the Collateral Trustee set forth in Section 3.1(a) and agrees to each of the other provisions of this Agreement applicable to the Collateral Trustee.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Collateral Trustee will not commence any exercise of remedies or any foreclosure actions or otherwise take any action or proceeding against any of the Collateral (other than actions as necessary to prove, protect or preserve the Liens securing the Parity Lien Obligations) unless and until it shall have been directed by written notice of an Act of Required Parity Lien Debtholders and then only in accordance with the provisions of this Agreement and the Intercreditor Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement: (1) neither Company nor its Affiliates may act as Collateral Trustee; and (2) no Parity Lien Debt Representative may serve as Collateral Trustee, provided, that the Trustee may serve as the Collateral Trustee if the Notes are the only Parity Lien Obligations outstanding.

SECTION 3.2 Release or Subordination of Liens.

The Collateral Trustee will not release or subordinate any Lien of the Collateral Trustee or consent to the release or subordination of any Lien of the Collateral Trustee, except:

(a) as directed by an Act of Required Parity Lien Debtholders accompanied by an Officers’ Certificate to the effect that the release or subordination was permitted by each applicable Parity Lien Document;

(b) as required by Article 4;

(c) as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction; or

(d) for the subordination or release of the Liens on the Collateral pursuant to the Intercreditor Agreement.

SECTION 3.3 Enforcement of Liens.

If the Collateral Trustee at any time receives written notice from a Parity Lien Debt Representative stating that any event has occurred that constitutes a default under any Parity Lien Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens under the Parity Lien Security Documents, it will promptly deliver written notice thereof to each Parity Lien Debt Representative. Thereafter, the Collateral Trustee may await direction by an Act of Required Parity Lien Debtholders and will act, or decline to act, as directed by an Act of Required Parity Lien Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Parity Lien Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Parity Lien Debtholders, subject to the limitations set forth in the Intercreditor Agreement with respect to the rights of the Collateral Trustee in the ABL Priority Collateral. Unless it has been directed to the contrary by an Act of Required Parity Lien Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Parity Lien Document as it may deem advisable and in the best interest of the holders of Parity Lien Obligations, subject in all cases to the limitations in the Intercreditor Agreement.

SECTION 3.4 Application of Proceeds.

(a) If any Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any foreclosure, collection or other enforcement of Liens granted to the Collateral Trustee in the Parity Lien Security Documents, the Proceeds received by the Collateral Trustee from such foreclosure, collection or other enforcement and the Proceeds of any title or other insurance policy received by the Collateral Trustee will be distributed by the Collateral Trustee, subject to the provisions of the Intercreditor Agreement, in the following order of application:

FIRST, to the payment of all amounts payable under this Agreement on account of the Collateral Trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent of the Collateral Trustee in connection with any Parity Lien Security Document (including, but not limited to, indemnification obligations);

SECOND, to the repayment of Indebtedness and other Obligations, other than Parity Lien Obligations, secured by a Permitted Prior Lien on the Collateral sold or realized upon to the extent that such other Indebtedness or Obligation is intended to be discharged (in whole or in part) in connection with such sale;

THIRD, to the respective Parity Lien Debt Representatives equally and ratably for application to the payment of all outstanding Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency Proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit, if any, constituting Parity Lien Obligations); and

FOURTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to Company or the applicable Guarantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

(b) This Section 3.4 is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Debt Representative and the Collateral Trustee as holder of Parity Liens. The Parity Lien Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Collateral Trust Joinder including a lien sharing and priority confirmation as provided in Section 3.8 at the time of incurrence of such Series of Parity Lien Debt.

(c) In connection with the application of Proceeds pursuant to Section 3.4(a), except as otherwise directed by an Act of Required Parity Lien Debtholders, the Collateral Trustee may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

(d) In making the determinations and allocations in accordance with Section 3.4(a), the Collateral Trustee may conclusively rely upon information supplied by the relevant Parity Lien Debt Representative as to the amounts of unpaid principal and interest and other amounts outstanding with respect to its respective Parity Lien Obligations and the Collateral Trustee shall have no liability to any of the Parity Lien Secured Parties for actions taken in reliance on such information; provided that nothing in this sentence shall prevent Company from contesting any amounts claimed by any Parity Lien Secured Party in any information so supplied but in the event of any such contest, the information delivered by any Parity Lien Debt Representative shall be conclusive, for purposes of the Collateral Trustee’s reliance, absent manifest error. Upon the request of the Collateral Trustee, the applicable Parity Lien Debt Representative shall deliver to the Collateral Trustee and the Company a certificate setting forth the information specified in this Section 3.4(d). All distributions made by the Collateral Trustee pursuant to Section 3.4(a) shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Trustee shall have no duty to inquire as to the application by any Parity Lien Debt Representative in respect of any amounts distributed to such Parity Lien Debt Representative.

SECTION 3.5 Appointment; Powers of the Collateral Trustee.

(a) Each holder of a Note, the Trustee and each other Parity Lien Secured Party hereby designates and appoints U.S. Bank National Association to act as Collateral Trustee under this Agreement, and hereby authorizes the Collateral Trustee to take such actions on its behalf under the provisions of this Agreement, the Intercreditor Agreement, and the other Parity Lien Security Documents to which it is a party and to exercise such powers and perform such duties as are expressly delegated to the Collateral Trustee by the terms of this Agreement.

(b) The Collateral Trustee is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Parity Lien Security Documents and applicable law and in equity and to act as set forth in this Article 3 or, subject to the other provisions of this Agreement, as requested in any lawful directions given to it from time to time in respect of any matter by an Act of Required Parity Lien Debtholders.

(c) No Parity Lien Debt Representative or holder of Parity Lien Obligations (other than the Collateral Trustee) will have any liability whatsoever for any act or omission of the Collateral Trustee.

SECTION 3.6 Documents and Communications.

The Collateral Trustee will permit each Parity Lien Debt Representative and each holder of Parity Lien Obligations upon reasonable written notice during normal business hours from time to time to inspect and copy, at the cost and expense of the party requesting such copies, any and all Parity Lien Security Documents and other documents, notices, certificates, instructions or communications received by the Collateral Trustee in its capacity as such.

SECTION 3.7 For Sole and Exclusive Benefit of Holders of Parity Lien Obligations.

The Collateral Trustee will accept, hold, administer and enforce all Liens on the Collateral at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Trustee and all other property of the Trust Estate solely and exclusively for the benefit of itself and the present and future holders of present and future Parity Lien Obligations, and will distribute all proceeds received by it in realization thereon or from enforcement thereof solely and exclusively pursuant to the provisions of Section 3.4.

SECTION 3.8 Additional Parity Lien Obligations.

(a) The Collateral Trustee will perform, as collateral trustee hereunder, its undertakings set forth in Section 3.1(a) with respect to each holder of Parity Lien Obligations that are issued or incurred after the date hereof that:

(1) holds Parity Lien Obligations that are identified as Parity Lien Obligations in accordance with the procedures set forth in Section 3.8(b); and

(2) signs, through its designated Parity Lien Debt Representative identified pursuant to Section 3.8(b), a Collateral Trust Joinder and delivers the same to the Collateral Trustee at the time of incurrence of such Series of Parity Lien Debt or other Parity Lien Obligation. Each such holder shall also have an obligation to deliver, through its designated Parity Lien Debt Representative identified pursuant to Section 3.8(b), or any agent, a Collateral Trust Joinder simultaneously to each other Parity Lien Debt Representative at the time of incurrence of such Series of Parity Lien Debt or other Parity Lien Obligation.

(b) Subject to the terms of Section 10.5(b) of the Intercreditor Agreement, Company will be permitted to designate as an additional holder of Parity Lien Obligations hereunder each Person who is, or who becomes, the registered holder of Parity Lien Obligations incurred by Company or any Guarantor after the date of this Agreement in accordance with the terms of all applicable Parity Lien Documents. Company may only effect such designation by delivering to the Collateral Trustee an Additional Parity Lien Designation that:

(1) states that Company or such Guarantor intends to incur additional Parity Lien Obligations (“Additional Parity Lien Debt”) which will be Parity Lien Obligations permitted by each applicable Parity Lien Document to be secured by a Parity Lien equally and ratably with all previously existing and future Parity Lien Obligations;

(2) specifies the name and address of the Parity Lien Debt Representative for such series of Additional Parity Lien Debt for purposes of Section 7.6;

(3) states that Company and each Guarantor has duly authorized, executed (if applicable) and recorded (or caused to be recorded), or agreed to record (or agreed to cause to be recorded), in each appropriate governmental office all relevant filings and recordations deemed necessary by Company or the Guarantors and the holder of such Additional Parity Lien Debt, or its Parity Lien Debt Representative, to ensure that the Additional Parity Lien Debt is secured by the Collateral in accordance with the Parity Lien Security Documents;

(4) attaches as Exhibit 1 to such Additional Parity Lien Designation a Reaffirmation Agreement in substantially the form attached as Exhibit 1 to Exhibit A of this Agreement, which Reaffirmation Agreement has been duly executed by Company and each Guarantor; and

(5) states that Company has caused a copy of the Additional Parity Lien Designation and the related Collateral Trust Joinder to be delivered to each then existing Parity Lien Debt Representative.

Although Company shall be required to deliver a copy of each Additional Parity Lien Designation and each Collateral Trust Joinder to each then existing Parity Lien Debt Representative, the failure to so deliver a copy of the Additional Parity Lien Designation and/or Collateral Trust Joinder to any then existing Parity Lien Debt Representative shall not affect the status of such debt as Additional Parity Lien Debt if the other requirements of this Section 3.8 are complied with. The Collateral Trustee shall have the right to request that Company provide a legal opinion of counsel as to the Additional Parity Lien Debt being secured by a valid and perfected security interest in the Collateral and the other then existing Parity Lien Debt Representatives shall have the right to receive from the Company a copy of any such legal opinion; provided, however, that such legal opinion or opinions need not address any collateral of a type or located in a jurisdiction not previously covered by any legal opinion delivered by or on behalf of Company. Notwithstanding the foregoing, nothing in this Agreement will be construed to allow Company or any Guarantor to incur additional secured Indebtedness unless otherwise permitted by the terms of all applicable Parity Lien Documents.

(c) With respect to any Parity Lien Obligations that are issued or incurred after the date hereof, Company and each of the Guarantors agree to take such actions (if any) as may from time to time reasonably be requested by the Collateral Trustee, any Parity Lien Debt Representative or any Act of Required Parity Lien Debtholders, and enter into such technical amendments, modifications and/or supplements to the then existing Guarantees and Parity Lien Security Documents (or execute and deliver such additional Parity Lien Security Documents) as may from time to time be reasonably requested by such Persons (including as contemplated by clause (d) below), to ensure that the Additional Parity Lien Debt is secured by, and entitled to the benefits of, the relevant Parity Lien Security Documents, and each Parity Lien Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Collateral Trustee to enter into, any such technical amendments, modifications and/or supplements (and additional Parity Lien Security Documents). Company and each Guarantor hereby further agree that, if there are any recording, filing or other similar fees payable in connection with any of the actions to be taken pursuant to this Section 3.8(c) or Section 3.8(d), all such amounts shall be paid by, and shall be for the account of, Company and the Guarantors, on a joint and several basis.

(d) Without limitation of the foregoing, Company and each of the Guarantors agree to take the following actions within 60 days of the date of such Additional Parity Lien Debt is incurred with respect to any real property Collateral granted or purported to be granted at any time to any Parity Lien Secured Party as security for any Parity Lien Obligation with respect to all Additional Parity Lien Debt:

(1) Company and the Guarantors shall enter into, and deliver to the Collateral Trustee a mortgage modification or new mortgage or deed of trust with regard to each real property subject to a mortgage or deed of trust (each such mortgage or deed of trust a “Mortgage” and each such property a “Mortgaged Property”) at the time of such incurrence, in proper form for recording in all applicable jurisdictions, in a form and substance reasonably satisfactory to the Collateral Trustee or any Parity Lien Debt Representative;

(2) Company and the Guarantors will cause to be delivered a local counsel opinion with respect to each such Mortgaged Property in form and substance, and issued by law firms, in each case, reasonably satisfactory to the Collateral Trustee or any Parity Lien Debt Representative; and

(3) Subject to Section 7.3(c), Company and the Guarantors will cause a title company to have delivered to the Collateral Trustee an endorsement to each title insurance policy then in effect for the benefit of the Parity Lien Secured Parties, date down(s) or other evidence reasonably satisfactory to the Collateral Trustee or any Parity Lien Debt Representative (which may include a new title insurance policy, where appropriate endorsement or a date-down is unavailable) (each such delivery, a “Title Datedown Product”), in each case insuring that (i) the priority of the Liens of the applicable Mortgage(s) as security for the Parity Lien Obligations has not changed and, if a new Mortgage is entered into, that the Lien of such new Mortgage securing the Parity Lien Obligations then being incurred shall have the same priority as any existing Mortgage securing then existing Parity Lien Obligations, (ii) since the later of the original date of such title insurance policy then in effect and the date of the Title Datedown Product delivered most recently prior to (and not in connection with) such Additional Parity Lien Debt, there has been no material adverse change in the condition of title and (iii) there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the applicable Mortgage(s), in each case other than with respect to Liens permitted by each Parity Lien Document.

(e) Company shall have the right at any time on or after the Collateral Trust Obligations Payment Date has occurred, to enter into any Parity Lien Document evidencing Parity Lien Obligations which incurrence is not prohibited by the applicable Parity Lien Documents, and to designate such Indebtedness as Parity Lien Obligations in accordance with Section 3.8(b). At any time from and after the date of such designation pursuant to Section 3.8(b), subject to compliance with Sections 3.8(c) and (d), the obligations under such Parity Lien Document shall automatically and without further action be treated as Parity Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein.

ARTICLE 4. OBLIGATIONS ENFORCEABLE BY COMPANY AND THE GUARANTORS

SECTION 4.1 Release of Liens on Collateral.

(a) The Collateral Trustee’s Liens on the Collateral will be released:

(1) in whole, upon (A) payment in full and discharge of all Parity Lien Obligations that are outstanding, due and payable at the time all of the Parity Lien Obligations are paid in full and discharged and (B) termination or expiration of all commitments to extend credit under all Parity Lien Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Documents) of all outstanding letters of credit issued pursuant to any Parity Lien Documents;

(2) as to any Collateral (including, for the avoidance of doubt, any Capital Stock of any Guarantor and, in the case of a sale of all of the Capital Stock of a Guarantor, all of such Guarantor’s assets) that is sold, transferred or otherwise disposed of by Company or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) Company or a Restricted Subsidiary (as defined under the Indenture) of Company in a transaction or other circumstance that complies with Section 4.10 of the Indenture and is permitted by all of the other Parity Lien Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 5.01 of the Indenture;

(3) as to a release of less than all or substantially all of the Collateral, if consent to the release of all Parity Liens on such Collateral has been given by an Act of Required Parity Lien Debtholders;

(4) as to a release of all or substantially all of the Collateral, if (A) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Parity Lien Debt at the time outstanding as provided for in the applicable Parity Lien Documents, and (B) Company has delivered an Officers’ Certificate to the Collateral Trustee certifying that all such necessary consents have been obtained; and

(5) if and to the extent required by the Intercreditor Agreement.

(b) The Collateral Trustee and each Parity Lien Debt Representative agrees for the benefit of Company and the Guarantors that, if the Collateral Trustee at any time receives:

(1) an Officers’ Certificate stating that (A) the signing officers have read Article 4 of this Agreement and understand the provisions and the definitions relating hereto, (B) such officers have made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the conditions precedent in this Agreement, the Intercreditor Agreement and all other Parity Lien Documents, if any, relating to the release of the Collateral have been complied with and (C) in the opinion of such officers, such conditions precedent, if any, have been complied with;

(2) the proposed instrument or instruments releasing such Lien as to such property in recordable form, if applicable; and

(3) an opinion of counsel to the Company to the effect that such release of Collateral is permitted by the Indenture, the Intercreditor Agreement and each other Parity Lien Document;

then, to the extent no Parity Lien Debt Representative has delivered a written notice to the Collateral Trustee within two Business Days of receipt by the Collateral Trustee of such Officer’s Certificate and opinion of counsel, objecting to any such release and providing an explanation for the basis of such objection, the Collateral Trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver such release to Company or any Guarantors as soon as practicable, but no later than the later of (x) the date specified in such request for such release and (y) the fifth Business Day after the date of receipt of the items required by this Section 4.1(b) by the Collateral Trustee.

(c) The Collateral Trustee hereby agrees that in the case of any release pursuant to clause (2) of Section 4.1(a), if the terms of any such sale, transfer or other disposition require the payment of the purchase price to be contemporaneous with the delivery of the applicable release, then, at the written request of and at the expense of Company or any Guarantor, the Collateral Trustee will either (A) be present at and deliver the release at the closing of such transaction or (B) deliver the release under customary escrow arrangements that permit such contemporaneous payment and delivery of the release.

SECTION 4.2 Delivery of Copies to Parity Lien Debt Representatives.

Company will concurrently deliver to each Parity Lien Debt Representative a copy of each Officers’ Certificate and opinion of counsel delivered to the Collateral Trustee pursuant to Section 4.1(b), together with copies of all documents delivered to the Collateral Trustee with such Officers’ Certificate and opinion of counsel. The Parity Lien Debt Representatives will not be obligated to take notice thereof or to act thereon.

SECTION 4.3 Collateral Trustee not Required to Serve, File, Register or Record.

The Collateral Trustee is not required to serve, file, register or record any instrument releasing or subordinating its Liens on any Collateral; provided, however, that if Company or any Guarantor shall make a written demand for a termination statement under Section 9-513(c) of the Uniform Commercial Code, the Collateral Trustee shall comply with the written request of Company or such Guarantor to comply with the requirements of such Uniform Commercial Code provision; provided, further, that the Collateral Trustee must first confirm with the Parity Lien Debt Representatives that the requirements of Section 9-513(c) of the Uniform Commercial Code have been satisfied.

SECTION 4.4 Release of Liens in Respect of Notes.

In addition to any release pursuant to Section 4.1 hereof, the Collateral Trustee’s Parity Liens upon the Collateral will no longer secure the Notes outstanding under the Indenture or any other Obligations under the Indenture, and the right of the holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Parity Liens on the Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the Indenture as set forth under Article 12 of the Indenture;

(2) upon a Legal Defeasance or Covenant Defeasance (each as defined under the Indenture) of the Notes as set forth under Article 8 of the Indenture;

(3) upon payment in full and discharge of all Notes outstanding under the Indenture and all Obligations that are outstanding, due and payable under the Indenture at the time the Notes are paid in full and discharged; or

(4) in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with Article 9 of the Indenture.

SECTION 4.5 Release of Liens in Respect of any Series of Parity Lien Debt other than the Notes.

As to any Series of Parity Lien Debt other than the Notes, the Collateral Trustee’s Parity Lien will no longer secure such Series of Parity Lien Debt if such Parity Lien Obligations have been repaid in full in cash, all commitments to extend credit in respect of such Series of Parity Lien Debt have been terminated and all other Parity Lien Obligations related thereto that are outstanding and unpaid at the time such Series of Parity Lien Debt is paid are also paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

ARTICLE 5. IMMUNITIES OF THE COLLATERAL TRUSTEE

SECTION 5.1 No Implied Duty.

The Collateral Trustee will not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement and the other Parity Lien Documents to which it is a party in its capacity as Collateral Trustee. The Collateral Trustee will not be required to take any action that is contrary to applicable law or any provision of this Agreement or the other Parity Lien Documents to which it is a party in its capacity as Collateral Trustee. The permissive right of the Collateral Trustee to take or refrain from taking any actions enumerated in this Agreement or any other Parity Lien Document to which it is a party in its capacity as Collateral Trustee shall not be construed as a duty.

SECTION 5.2 Appointment of Agents and Advisors.

The Collateral Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

SECTION 5.3 Other Agreements.

The Collateral Trustee has accepted its appointment as Collateral Trustee hereunder and is bound by the Parity Lien Security Documents executed by it as of the date of this Agreement and, as directed by an Act of Required Parity Lien Debtholders, the Collateral Trustee shall execute additional Parity Lien Security Documents delivered to it after the date of this Agreement; provided, however, that such additional Parity Lien Security Documents do not adversely affect the rights, privileges, benefits and immunities of the Collateral Trustee. The Collateral Trustee will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture or other agreement governing Parity Lien Obligations (other than this Agreement and the other Parity Lien Documents to which it is a party).

SECTION 5.4 Solicitation of Instructions.

(a) The Collateral Trustee may at any time solicit written confirmatory instructions, in the form of an Act of Required Parity Lien Debtholders, an Officers’ Certificate or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the other Parity Lien Security Documents.

(b) No written direction given to the Collateral Trustee by an Act of Required Parity Lien Debtholders that in the reasonable judgment of the Collateral Trustee imposes, purports to impose or might reasonably be expected to impose upon the Collateral Trustee any obligation or liability not set forth in or arising under this Agreement and the other Parity Lien Security Documents will be binding upon the Collateral Trustee unless the Collateral Trustee elects, at its sole option, to accept such direction.

SECTION 5.5 Limitation of Liability.

The Collateral Trustee will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Parity Lien Security Document, except for its own gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

SECTION 5.6 Entitled to Rely.

The Collateral Trustee may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by Company or any Guarantor in compliance with the provisions of this Agreement or delivered to it by any Parity Lien Debt Representative as to the holders of Parity Lien Obligations for whom it acts, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Trustee may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Parity Lien Security Documents has been duly authorized to do so. To the extent an Officers’ Certificate or opinion of counsel is required or permitted under this Agreement to be delivered to the Collateral Trustee in respect of any matter, the Collateral Trustee may rely conclusively on Officers’ Certificate or opinion of counsel as to such matter and such Officers’ Certificate or opinion of counsel shall be full warranty and protection to the Collateral Trustee for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Parity Lien Security Documents.

SECTION 5.7 Parity Lien Default.

The Collateral Trustee will not be required to inquire as to the occurrence or absence of any Parity Lien Default and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any Parity Lien Default unless and until it is directed by an Act of Required Parity Lien Debtholders and if required by the Collateral Trustee, an indemnity is provided under Section 5.9 hereof.

SECTION 5.8 Actions by Collateral Trustee.

As to any matter not expressly provided for by this Agreement or the other Parity Lien Security Documents, the Collateral Trustee will act or refrain from acting as directed by an Act of Required Parity Lien Debtholders and will be fully protected if it does so, and any action taken, suffered or omitted pursuant hereto or thereto shall be binding on the holders of Parity Lien Obligations.

SECTION 5.9 Security or Indemnity in Favor of the Collateral Trustee.

The Collateral Trustee will not be required to take any action at the direction of any holders of Parity Lien Obligations, to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with pre-funding, security or indemnity reasonably satisfactory to it against any and all cost, loss, liability or expense which may be incurred by it by reason of taking or continuing to take such action.

SECTION 5.10 Rights of the Collateral Trustee.

In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the other Parity Lien Security Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Trustee and the terms of this Agreement or any of the other Parity Lien Security Documents do not unambiguously mandate the action the Collateral Trustee is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Trustee is in doubt as to what action it is required to take or not to take hereunder or under the other Parity Lien Security Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise (subject to Section 5.9) in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

SECTION 5.11 Limitations on Duty of Collateral Trustee in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Trustee will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral; provided, however, that, notwithstanding the foregoing, the Collateral Trustee will execute, file or record UCC-3 continuation statements and other documents and instruments to preserve, protect or perfect the security interests granted to the Collateral Trustee (subject to the priorities set forth herein) if it shall receive a specific written request to execute, file or record the particular continuation statement or other specific document or instrument from any Parity Lien Debt Representative. The Collateral Trustee shall deliver to each other Parity Lien Debt Representative a copy of any such written request. The Collateral Trustee will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Trustee will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Trustee in good faith. Pursuant to applicable law, Company and the Guarantors authorize the Collateral Trustee to file or record financing statements and other filing or recording documents or instruments without the signature of Company or such Guarantor in such form and in such offices as may be necessary or as the Collateral Trustee may determine appropriate to perfect the security interests of the Collateral Trustee in the Collateral under the Parity Lien Security Documents. This authorization, however, shall not relieve Company or the Guarantors from their obligations to perfect or maintain the perfection of any Liens on the Collateral as may be required by any Parity Lien Document.

(b) Except as provided in Section 5.12(1), the Collateral Trustee will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of Company or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Trustee hereby disclaims any representation or warranty to the present and future holders of the Parity Lien Obligations concerning the perfection of the Liens granted to it or in the value of any of the Collateral.

SECTION 5.12 Assumption of Rights, Not Assumption of Duties.

Notwithstanding anything to the contrary contained herein:

(1) each of the parties thereto will remain liable under each of the Parity Lien Security Documents (other than this Agreement) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not been executed;

(2) the exercise by the Collateral Trustee of any of its rights, remedies or powers hereunder will not release such parties from any of their respective duties or obligations under the other Parity Lien Security Documents; and

(3) the Collateral Trustee will not be obligated to perform any of the obligations or duties of any of the parties thereunder other than those of the Collateral Trustee.

SECTION 5.13 No Liability for Clean Up of Hazardous Materials.

In the event that the Collateral Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Trustee’s sole discretion may cause the Collateral Trustee to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Trustee to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Trustee reserves the right, instead of taking such action, either to resign as Collateral Trustee or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Trustee will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

ARTICLE 6. RESIGNATION AND REMOVAL OF THE COLLATERAL TRUSTEE

SECTION 6.1 Resignation or Removal of Collateral Trustee.

Subject to the appointment of a successor Collateral Trustee as provided in Section 6.2 and the acceptance of such appointment by the successor Collateral Trustee:

(a) the Collateral Trustee may resign at any time by giving not less than 30 days’ notice of resignation to each Parity Lien Debt Representative and Company, provided that such notice period may be waived by each Parity Lien Debt Representative and Company; and

(b) the Collateral Trustee may be removed at any time, with or without cause, by an Act of Required Parity Lien Debtholders.

SECTION 6.2 Appointment of Successor Collateral Trustee.

Upon any such resignation or removal, a successor Collateral Trustee may be appointed by an Act of Required Parity Lien Debtholders. If no successor Collateral Trustee has been so appointed and accepted such appointment within 30 days after the predecessor Collateral Trustee gave notice of resignation or was removed, Company shall appoint a successor Collateral Trustee. If such appointment has not been made within such 30 day period, Company and/or the Collateral Trustee may petition a court of competent jurisdiction for appointment of a successor Collateral Trustee. Each successor Collateral Trustee must be a bank or trust company:

(1) authorized to exercise corporate trust powers;

(2) having a combined capital and surplus of at least $100,000,000; and

(3) that is not (i) Company or its Affiliates or (ii) any Parity Lien Debt Representative (other than the Trustee serving in the role of the Collateral Trustee to the extent the Notes are the only Parity Lien Obligations outstanding).

The Collateral Trustee will fulfill its obligations hereunder until a successor Collateral Trustee meeting the requirements of this Section 6.2 has accepted its appointment as Collateral Trustee and the provisions of Section 6.3 have been satisfied.

SECTION 6.3 Succession.

When the Person so appointed as successor Collateral Trustee accepts such appointment:

(1) such Person will succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Collateral Trustee, and the predecessor Collateral Trustee will be discharged from its duties and obligations hereunder; and

(2) the predecessor Collateral Trustee will (at the expense of Company) promptly transfer all Liens and collateral security and other property of the Trust Estate within its possession or control to the possession or control of the successor Collateral Trustee and will execute instruments and assignments as may be necessary or reasonably requested by the successor Collateral Trustee to transfer to the successor Collateral Trustee all Liens, interests, rights, powers and remedies of the predecessor Collateral Trustee in respect of the Parity Lien Security Documents or the Trust Estate.

Thereafter the predecessor Collateral Trustee will remain entitled to enforce the immunities granted to it in Article 5 and the provisions of Sections 7.9 and 7.10.

SECTION 6.4 Merger, Conversion or Consolidation of Collateral Trustee.

Any business entity into which the Collateral Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Collateral Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Collateral Trustee shall be the successor of the Collateral Trustee pursuant to Section 6.3, without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession; provided, however, that anything herein to the contrary notwithstanding, such entity satisfies the eligibility requirements specified in clauses (1) through (3) of Section 6.2. The Collateral Trustee shall use commercially reasonable efforts to notify the Company and each Parity Lien Debt Representative prior to any such merger, conversion or consolidation; provided, however, that any failure to do so shall not limit or prevent the effectiveness of the successor described herein.

ARTICLE 7. MISCELLANEOUS PROVISIONS

SECTION 7.1 Amendment.

(a) No amendment or supplement to the provisions of any Parity Lien Security Document will be effective without the approval of the Collateral Trustee acting as directed by an Act of Required Parity Lien Debtholders, except that:

(1) any amendment or supplement that has the effect solely of:

(A)	adding or maintaining Collateral, securing additional Parity Lien Obligations that were otherwise permitted by the terms of the Parity Lien Documents to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Trustee therein; or

(B)	providing for the assumption of Company’s or any Guarantor’s obligations under any Parity Lien Document in the case of a merger or consolidation or sale of all or substantially all of the assets of Company or such Guarantor to the extent permitted by the terms of the Indenture governing the Notes and the other Parity Lien Documents, as applicable;

will become effective when executed and delivered by Company or any other applicable Guarantor party thereto and the Collateral Trustee;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Parity Lien Obligations:

(A)	to vote its outstanding Parity Lien Obligations as to any matter described as subject to an Act of Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Parity Lien Debtholders”),

(B)	to share in the order of application described in Section 3.4 in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described in Section 4.1, or

(C)	to require that Liens securing Parity Lien Obligations be released only as set forth in the provisions described in Section 4.1,

will become effective without the consent of the requisite percentage or number of holders of each Series of Parity Lien Debt so affected under the applicable Parity Lien Document; and

(3) no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Parity Lien Debt Representative or adversely affects the rights of the Collateral Trustee or any Parity Lien Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the Collateral Trustee or such Parity Lien Debt Representative, respectively.

(b) Any amendment or supplement to the provisions of the Parity Lien Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Parity Lien Document referenced above in Section 4.1. Any amendment or supplement that results in the Collateral Trustee’s Liens upon the Collateral no longer securing the Notes and the other Obligations under the Indenture may only be effected in accordance with the provisions described above in Section 4.4.

(c) Notwithstanding this Section 7.1, but subject to Sections 7.1(a)(2), 7.1(a)(3) and 7.1(e) and subject to the Intercreditor Agreement, any mortgage or other Parity Lien Document that secures Parity Lien Obligations may be amended or supplemented with the approval of the Collateral Trustee acting as directed in writing by an Act of Required Parity Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of this Agreement or the other Parity Lien Documents.

(d) The Collateral Trustee will not enter into any amendment or supplement of this Agreement or of any other Parity Lien Security Document unless it has received an Officers’ Certificate to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Parity Lien Documents (including the Intercreditor Agreement). Prior to executing any amendment or supplement pursuant to this Section 7.1, the Collateral Trustee will be entitled to receive an opinion of counsel of Company to the effect that the execution of such document is authorized or permitted hereunder, and with respect to amendments adding Collateral, an opinion of counsel of Company addressing customary creation and perfection with respect to such additional Collateral (subject to customary qualifications and assumptions).

(e) Any amendment or supplement that has the effect solely of (i) curing any ambiguity, defect, mistake, omission or inconsistency, (ii) conforming the text of any Parity Lien Security Document to any provision of the Indenture to the extent that such provision in the Indenture was intended to be a verbatim recitation of any Parity Lien Security Document, which intent shall be evidenced by an Officer’s Certificate of the Company to that effect, (iii) making any change that would provide any additional rights or benefits to the holders of Parity Lien Obligations or that does not adversely affect the legal rights under the Parity Lien Documents in any material respects and (iv) reflecting additional extensions of credit and additional secured creditors holding secured obligations, so long as such secured obligations are (A) not prohibited by the Indenture or other Parity Lien Documents and (B) made in compliance with Section 3.8(b) of this Agreement, will, in each case, become effective when executed and delivered by the Company and any applicable Guarantor party thereto and the Collateral Trustee.

SECTION 7.2 Voting.

In connection with any matter under this Agreement requiring a vote of holders of Parity Lien Obligations or an Act of Required Parity Lien Debtholders, as the case may be, each Series of Parity Lien Debt will cast its votes in accordance with the Parity Lien Documents governing such Series of Parity Lien Debt. The amount of Parity Lien Obligations to be voted by a Series of Parity Lien Debt or a Parity Lien Debt Representative, on behalf of the holders of Parity Lien

Obligations in accordance with the applicable Parity Lien Documents governing such Series of Parity Lien Debt, as the case may be, will equal (1) the aggregate principal amount of Collateral Trust Principal Debt held by such Series of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Parity Lien Debt. Following and in accordance with the outcome of the applicable vote under its Parity Lien Documents, the Parity Lien Debt Representative of each Series of Parity Lien Debt will vote the total amount of Parity Lien Obligations under that Series of Parity Lien Debt as a block in respect of any vote under this Agreement.

SECTION 7.3 Further Assurances; Insurance.

(a) Company and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected Parity Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Parity Lien Document to become, Collateral after the date hereof), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents.

(b) Upon the reasonable request of the Collateral Trustee or any Parity Lien Debt Representative at any time and from time to time, Company and each of the Guarantors will promptly execute, acknowledge and deliver such Parity Lien Security Documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations.

(c) Company and the Guarantors will:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law;

(4) maintain title insurance on all real property Collateral insuring the Collateral Trustee’s Parity Lien on that property, subject only to Permitted Prior Liens and other exceptions to title approved by the Collateral Trustee; provided that title insurance need only be maintained on any particular parcel of real property having a Fair Market Value of less than $1.0 million; and

(5) maintain such other insurance as may be required by the Parity Lien Security Documents.

(d) Company and the Guarantors will furnish to the Collateral Trustee full information as to their property and liability insurance carriers. Holders of Parity Lien Obligations, as a class, will be named as additional insureds, with a waiver of subrogation, on all insurance policies of Company and the Guarantors and the Collateral Trustee will be named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of Company and the Guarantors.

SECTION 7.4 Successors and Assigns; Third Party Beneficiaries.

(a) Except as provided in Section 5.2, the Collateral Trustee may not, in its capacity as such, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Collateral Trustee hereunder will inure to the sole and exclusive benefit of, and be enforceable by, each Parity Lien Debt Representative and each present and future holder of Parity Lien Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

(b) Neither Company nor any Guarantor may delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of Company and the Guarantors hereunder will inure to the sole and exclusive benefit of, and be enforceable by, the Collateral Trustee, each Parity Lien Debt Representative and each present and future holder of Parity Lien Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

SECTION 7.5 Delay and Waiver.

No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Parity Lien Security Documents will impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

SECTION 7.6 Notices.

Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Collateral Trustee:	U.S. Bank National Association
5555 San Felipe Street, 11th Floor
Houston, Texas 77056
Telephone: (713) 235-9208_
Fax: (713) 235-9213

If to the Company or any
Guarantor:	Goodman Networks Incorporated
6400 International Parkway, Suite 1000
Plano, TX 70593
Facsimile No.: (972) 243-3931
Attention: Chief Financial Officer

With a copy to:

Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, TX 75219,
Attention: Greg Samuel, Esq.

If to the Trustee:	Wells Fargo Bank, National Association
1445 Ross Avenue, 2nd floor
MAC T5303-022
Dallas, Texas 75202-2812
Attn: Patrick Giordano
Corporate, Municipal & Escrow Services
Telephone: (214) 740-1573
Fax: (214) 777-4086

and if to any other Parity Lien Debt Representative, to such address as it may specify by written notice to the parties named above.

All notices and communications will be faxed to the relevant fax number set forth above or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the relevant address set forth above or, as to holders Parity Lien Obligations, all notices and communications will be sent in the manner specified in the Parity Lien Documents applicable to such holder. Failure to mail a notice or communication to a holder of Parity Lien Obligations or any defect in it will not affect its sufficiency with respect to other holders of Parity Lien Obligations.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

SECTION 7.7 Notice Following Collateral Trust Obligations Payment Date.

Promptly following the Collateral Trust Obligations Payment Date with respect to one or more Series of Parity Lien Debt or other Parity Lien Obligations, each Parity Lien Debt Representative with respect to each applicable Series of Parity Lien Debt or other Parity Lien Obligations that is so discharged will provide written notice of such discharge to the Collateral Trustee and to each other Parity Lien Debt Representative.

SECTION 7.8 Entire Agreement.

This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Trustee set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking, subject to the Intercreditor Agreement.

SECTION 7.9 Compensation; Expenses.

Company and the Guarantors jointly and severally agree to pay, promptly upon demand:

(1) such compensation to the Collateral Trustee and its agents as Company and the Collateral Trustee may agree in writing from time to time;

(2) all reasonable costs and expenses incurred by the Collateral Trustee and its agents in the preparation, execution, delivery, filing, recordation, administration or enforcement of this Agreement or any other Parity Lien Security Document or any consent, amendment, waiver or other modification relating hereto or thereto;

(3) all reasonable fees, expenses and disbursements of legal counsel and any auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by the Collateral Trustee or any Parity Lien Debt Representative incurred in connection with the negotiation, preparation, closing, administration, performance or enforcement of this Agreement and the other Parity Lien Security Documents or any consent, amendment, waiver or other modification relating hereto or thereto and any other document or matter requested by Company or any Guarantor;

(4) all reasonable costs and expenses incurred by the Collateral Trustee and its agents in creating, perfecting, preserving, releasing or enforcing the Collateral Trustee’s Liens on the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and title insurance premiums;

(5) all other reasonable costs and expenses incurred by the Collateral Trustee and its agents in connection with the negotiation, preparation and execution of the Parity Lien Security Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby or the exercise of rights or performance of obligations by the Collateral Trustee thereunder; and

(6) after the occurrence of any Parity Lien Default, all costs and expenses incurred by the Collateral Trustee, its agents and any Parity Lien Debt Representative in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Parity Lien Security Documents or any interest, right, power or remedy of the Collateral Trustee or in connection with the collection or enforcement of any of the Parity Lien Obligations or the proof, protection, administration or resolution of any claim based upon the Parity Lien Obligations in any Insolvency Proceeding, including all fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Trustee, its agents or the Parity Lien Debt Representatives.

The agreements in this Section 7.9 will survive repayment of all other Parity Lien Obligations and the removal or resignation of the Collateral Trustee.

SECTION 7.10 Indemnity.

(a) Company and the Guarantors, jointly and severally, shall indemnify the Collateral Trustee and its Affiliates and each and all of its directors, officers, employees and agents for and hold the Collateral Trustee and its Affiliates and each and all of its directors, officers, employees and agents (collectively, the “Indemnitees”) harmless against any and all losses, liabilities or expenses incurred by any Indemnitee arising out of or in connection with the acceptance, administration and performance of the Collateral Trustee’s duties under this Agreement, including the costs and expenses of enforcing this Agreement against Company or any Guarantor (including this Section 7.10) and defending such Indemnitee against any claim (whether asserted by Company, any Guarantor or any other Person) or liability in connection with the exercise or performance of any of the Collateral Trustee’s powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to such Indemnitee’s gross negligence or willful misconduct. The Collateral Trustee shall notify Company and/or the Guarantors, as the case may be, promptly of any claim for which it or any other Indemnitee may seek indemnity. Failure by the Collateral Trustee to so notify Company and/or the Guarantors, as the case may be, shall not relieve Company or the Guarantors of their obligations hereunder unless and to the extent the failure to notify Company and/or the Guarantors materially impairs Company’s or the Guarantor’s ability to defend such claim. Company and the Guarantors shall defend the claim and the Collateral Trustee may retain separate counsel (at the expense of Company and the Guarantors) to the extent there is a conflict of interest between the Company and/or the Guarantors and the Collateral Trustee or to the extent the Company and/or the Guarantors have a materially different defense or claim. Company and the Guarantors need not pay for any settlement made without their consent.

(b) All amounts due under this Section 7.10 will be payable upon demand.

(c) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in Section 7.10(a) may be unenforceable in whole or in part because they violate any law or public policy, Company and each of the Guarantors will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(d) Neither Company nor any Guarantor will assert any claim against any Indemnitee, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent a claim for punitive damages may lawfully be waived) any punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Parity Lien Document or any agreement or instrument or transaction contemplated hereby or relating in any respect to any Indemnified Liability, and Company and each of the Guarantors hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e) The agreements in this Section 7.10 will survive repayment of all other Parity Lien Obligations and the removal or resignation of the Collateral Trustee.

SECTION 7.11 Severability.

If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

SECTION 7.12 Headings.

Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

SECTION 7.13 Obligations Secured.

All obligations of Company and the Guarantors set forth in or arising under this Agreement will be Parity Lien Obligations and are secured by all Liens granted by the Parity Lien Security Documents.

SECTION 7.14 Governing Law.

THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 7.15 Consent to Jurisdiction.

All judicial proceedings brought against any party hereto arising out of or relating to this Agreement or any of the other Parity Lien Security Documents may be brought in any state or federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Agreement, Company and each Guarantor, for itself and in connection with its properties, irrevocably:

(1) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts;

(2) waives any defense of forum non conveniens;

(3) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 7.6;

(4) agrees that service as provided in clause (3) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; and

(5) agrees that each party hereto retains the right to serve process in any other manner permitted by law or to bring proceedings against any party in the courts of any other jurisdiction.

SECTION 7.16 Waiver of Jury Trial.

Each party to this Agreement waives its rights to a jury trial of any claim or cause of action based upon or arising under this Agreement or any of the other Parity Lien Security Documents or any dealings between them relating to the subject matter of this Agreement or the intents and purposes of the other Parity Lien Security Documents. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement and the other Parity Lien Security Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to this Agreement acknowledges that this waiver is a material inducement to enter into a business relationship, that each party hereto has already relied on this waiver in entering into this Agreement, and that each party hereto will continue to rely on this waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 7.16 and executed by each of the parties hereto), and this waiver will apply to any subsequent amendments, renewals, supplements or modifications of or to this Agreement or any of the other Parity Lien Security Documents or to any other documents or agreements relating thereto. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 7.17 Counterparts; Electronic Signatures.

This Agreement may be executed in any number of counterparts (including by facsimile), each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument. The parties hereto may sign this Agreement and any Collateral Trust Joinder and transmit the executed copy by electronic means, including facsimile or noneditable *.pdf files. The electronic copy of the executed Agreement and any Collateral Trust Joinder is and shall be deemed an original signature.

SECTION 7.18 Effectiveness.

This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto on the date hereof and receipt by each party of written notification of such execution and written or telephonic authorization of delivery thereof.

SECTION 7.19 Additional Guarantors.

Company will cause each Subsidiary that becomes a Guarantor or is required by any Parity Lien Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Subsidiary to execute and deliver to the Collateral Trustee a Collateral Trust Joinder, whereupon such Subsidiary will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. Company shall promptly provide each Parity Lien Debt Representative with a copy of each Collateral Trust Joinder executed and delivered pursuant to this Section 7.19; provided, however, that the failure to so deliver a copy of the Collateral Trust Joinder to any then existing Parity Lien Debt Representative shall not affect the inclusion of such Person as a Guarantor if the other requirements of this Section 7.19 are complied with.

SECTION 7.20 Continuing Nature of this Agreement.

This Agreement will be reinstated if at any time any payment or distribution in respect of any of the Parity Lien Obligations is rescinded or must otherwise be returned in an Insolvency Proceeding or otherwise by any holder of Parity Lien Obligations or Parity Lien Debt Representative or any representative of any such party (whether by demand, settlement, litigation or otherwise).

SECTION 7.21 Insolvency.

This Agreement will be applicable both before and after the commencement of any Insolvency Proceeding by or against Company or any Guarantor. The relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

SECTION 7.22 Rights and Immunities of Parity Lien Debt Representatives.

The Parity Lien Debt Representatives will be entitled to all of the rights, protections, immunities and indemnities set forth in the Indenture and any future Parity Lien Debt Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the credit agreement, indenture or other agreement governing the applicable Parity Lien Obligations with respect to which such Person is acting or will act as representative, in each case as if specifically set forth herein. In no event will any Parity Lien Debt Representative be liable for any act or omission on the part of Company or any Guarantors or the Collateral Trustee hereunder.

SECTION 7.23 Intercreditor Agreement.

Each Person benefitting from the security hereunder, by accepting the benefits of the security provided hereby, (i) consents (or is deemed to consent), to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) the Collateral Trustee on behalf of such Person to enter into, and perform its obligations under, the Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Person.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Trust Agreement to be executed by their respective officers or representatives as of the day and year first above written.

GOODMAN NETWORKS INCORPORATED

By:	/s/ John Goodman
Name: John Goodman
Title: Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee under the Indenture

By:	/s/ Patrick T. Giordano
Name: Patrick T. Giordano
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Steven A. Finklea
Name: Steven A. Finklea, CCTS
Title: Vice President

[EXHIBIT A

to Collateral Trust Agreement]

[FORM OF]

ADDITIONAL PARITY LIEN DESIGNATION

Reference is made to the Collateral Trust Agreement dated as of                     , 20     (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among Goodman Networks Incorporated (the “Company”), the Guarantors from time to time party thereto, [insert name of Indenture Trustee], as Trustee under the Indenture (as defined therein), and [insert name of Collateral Trustee], as Collateral Trustee. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Trust Agreement. This Additional Parity Lien Designation is being executed and delivered in order to designate additional secured debt as Parity Lien Obligations entitled to the benefit of the Collateral Trust Agreement.

The undersigned, the duly appointed [specify title] of the Company hereby certifies on behalf of the Company that:

(A) [insert name of the Company or other Guarantor] intends to incur additional Parity Lien Obligations (“Additional Secured Debt”) which will be Parity Lien Obligations permitted by each applicable Parity Lien Document to be secured with a Parity Lien equally and ratably with all previously existing and future Parity Lien Obligations;

(B) the name and address of the Parity Lien Debt Representative for the Additional Secured Debt for purposes of Section 7.6 of the Collateral Trust Agreement is:

Telephone:

Fax:

(C) Each of the Company and each Guarantor has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant filings and recordations to ensure that the Additional Secured Debt is secured by the Collateral in accordance with the Parity Lien Security Documents;

(D) Attached as Exhibit 1 hereto is a Reaffirmation Agreement duly executed by the Company and each Guarantor, and

EXHIBIT A

(E) the Company has caused a copy of this Additional Parity Lien Designation and the related Collateral Trust Joinder to be delivered to each existing Parity Lien Debt Representative.

IN WITNESS WHEREOF, the Company has caused this Additional Parity Lien Designation to be duly executed by the undersigned officer as of                                             , 20        .

Goodman Networks Incorporated

By:
Name:
Title:

ACKNOWLEDGEMENT OF RECEIPT

The undersigned, the duly appointed Collateral Trustee under the Collateral Trust Agreement, hereby acknowledges receipt of an executed copy of this Additional Parity Lien Designation.

[insert name of Collateral Trustee]

By:
Name:
Title:

EXHIBIT 1 TO ADDITIONAL PARITY LIEN

DESIGNATION

[FORM OF]

REAFFIRMATION AGREEMENT

Reference is made to the Collateral Trust Agreement dated as of                     , 20     (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among Goodman Networks Incorporated (the “Company”), the Guarantors from time to time party thereto, [insert name of Indenture Trustee], as Trustee under the Indenture (as defined therein), and [insert name of Collateral Trustee], as Collateral Trustee. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Trust Agreement. This Reaffirmation Agreement is being executed and delivered as of         , 20     in connection with an Additional Parity Lien Designation of even date herewith which Additional Parity Lien Designation has designated additional secured debt as Parity Lien Obligations (as described therein) entitled to the benefit of the Collateral Trust Agreement.

Each of the undersigned hereby consents to the designation of additional secured debt as Parity Lien Obligations as set forth in the Additional Parity Lien Designation of even date herewith and hereby confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Parity Lien Documents to which it is party, and agrees that, notwithstanding the designation of such additional indebtedness or any of the transactions contemplated thereby, such guarantees, pledges, grants of security interests and other obligations, and the terms of each Parity Lien Document to which it is a party, are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and such additional secured debt shall be entitled to all of the benefits of such Parity Lien Documents.

Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the Collateral Trust Agreement will apply with like effect to this Reaffirmation Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused this Reaffirmation Agreement to be duly executed as of the date written above.

[names of Company and Guarantors]

Name:
Title:

[EXHIBIT B

to Collateral Trust Agreement]

[FORM OF]

COLLATERAL TRUST JOINDER – ADDITIONAL DEBT

Reference is made to the Collateral Trust Agreement dated as of                     , 20     (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among Goodman Networks Incorporated (the “Company”), the Guarantors from time to time party thereto, [insert name of Indenture Trustee], as Trustee under the Indenture (as defined therein), and [insert name of Collateral Trustee], as Collateral Trustee. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Trust Agreement. This Collateral Trust Joinder is being executed and delivered pursuant to Section 3.8 of the Collateral Trust Agreement as a condition precedent to the debt for which the undersigned is acting as agent being entitled to the benefits of being additional secured debt under the Collateral Trust Agreement.

1. Joinder. The undersigned,                                              , a                                 , (the “New Representative”) as [trustee, administrative agent] under that certain [described applicable indenture, credit agreement or other document governing the additional secured debt] hereby agrees to become party as a Parity Lien Debt Representative under the Collateral Trust Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof.

2. Lien Sharing and Priority Confirmation.

The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the Series of Parity Lien Debt for which the undersigned is acting as Parity Lien Debt Representative hereby agrees, for the enforceable benefit of all holders of each present and future Series of Parity Lien Debt, each other present and future Parity Lien Debt Representative and each present and future holder of Parity Lien Obligations and as a condition to being treated as Parity Lien Obligations under the Collateral Trust Agreement that:

(a) all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by Company or any Guarantor to secure any Obligations in respect of any Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Parity Lien Obligations equally and ratably;

(b) the New Representative and each holder of Obligations in respect of the Series of Parity Lien Debt for which the undersigned is acting as Parity Lien Debt Representative are bound by the provisions of this Collateral Trust Joinder, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

(c) the Collateral Trustee shall perform its obligations under the Collateral Trust Agreement and the other Parity Lien Security Documents.

3. Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the Collateral Trust Agreement will apply with like effect to this Collateral Trust Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Trust Joinder to be executed by their respective officers or representatives as of                                         , 20        .

[insert name of the new representative]

By:
Name:
Title:

The Collateral Trustee hereby acknowledges receipt of this Collateral Trust Joinder and agrees to act as Collateral Trustee for the New Representative and the holders of the Obligations represented thereby:

, as Collateral Trustee

By:
Name:
Title:

[EXHIBIT C

to Collateral Trust Agreement]

[FORM OF]

COLLATERAL TRUST JOINDER – ADDITIONAL GUARANTOR

Reference is made to the Collateral Trust Agreement dated as of                     , 20     (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among Goodman Networks Incorporated (the “Company”), the Guarantors from time to time party thereto, [insert name of Indenture Trustee], as Trustee under the Indenture (as defined therein), and [insert name of Collateral Trustee], as Collateral Trustee. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Trust Agreement. This Collateral Trust Joinder is being executed and delivered pursuant to Section 7.19 of the Collateral Trust Agreement.

1. Joinder. The undersigned,                                                  , a                             , hereby agrees to become party as a Guarantor under the Collateral Trust Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof.

2. Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the Collateral Trust Agreement will apply with like effect to this Collateral Trust Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Trust Joinder to be executed by their respective officers or representatives as of                                         , 20        .

[ ]

By:
Name:
Title:

The Collateral Trustee hereby acknowledges receipt of this Collateral Trust Joinder and agrees to act as Collateral Trustee with respect to the Collateral pledged by the new Guarantor:

, as Collateral Trustee

By:
Name:
Title: